Exhibit 10.1

BANK OF AMERICA, N.A. BANC OF AMERICA SECURITIES LLC 214 NORTH TRYON STREET CHARLOTTE, NC 28255	JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES INC. 270 PARK AVENUE NEW YORK, NY 10017

April 7, 2008

Kinetic Concepts, Inc. 8023 Vantage Drive San Antonio, TX 78230 Attn: Martin Landon Senior Vice President Finance and CFO

Project Safari

Commitment Letter

$1,900,000,000 Senior Secured Credit Facilities

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Banc of America Securities LLC (“BAS”), JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities Inc. (“JPMorgan” and, together with Bank of America, BAS and JPMCB, each a “Commitment Party” and, collectively, the “Commitment Parties”, “us” or “we”) that Kinetic Concepts, Inc., a Texas corporation (the “Company”), intends to acquire, through a newly-formed, wholly-owned direct, Delaware subsidiary of the Company (“AcquisitionCo”), all of the outstanding shares of capital stock of LifeCell Corporation, a Delaware corporation (the “Target”). The acquisition will be effected through a two-step transaction pursuant to which AcquisitionCo will commence a tender offer (the “Tender Offer”) for all of the issued and outstanding shares of capital stock of the Target not owned directly or indirectly by the Company at the time of the commencement of the Tender Offer, followed as promptly as practicable after consummation of the Tender Offer by a merger (the “Merger” and, together with the Tender Offer, the “Acquisition”) of AcquisitionCo with and into the Target, with the Target being the surviving entity in such merger and all shares not tendered in the Tender Offer, subject to dissenters’ rights, being cashed out in the Merger. After giving effect to the Merger, the Target will be a direct, wholly-owned, domestic subsidiary of the Company. The Company, AcquisitionCo and the Target and their respective subsidiaries are sometimes herein collectively referred to as the "Companies".

You have also advised us that you intend to finance the Acquisition (including payments to dissenting stockholders), the costs and expenses related to the Transaction (as hereinafter defined) and the repayment of the Borrower’s indebtedness under its existing revolving credit agreement and the termination of the commitments thereunder (the “Refinancing”), and the ongoing working capital and other general corporate purposes of the Companies after consummation of the Merger from $1,900.00 million in senior secured credit facilities of the Company (collectively, the “Senior Facilities”), comprised of (a) a $1,000.0 million Term A credit facility (the “Term A Facility”), (b) a $600.0 million Term B credit facility (the “Term B Facility” and, together with the Term A Facility, the “Term Facilities”) and (c) a $300.0 million revolving credit facility (the “Revolving Credit Facility”). No financing other than the financing described herein will be required in connection with the Transaction. The entering into and funding of the Senior Facilities, the Tender Offer, the Merger, the Refinancing and all related transactions, other than the transactions and activities contemplated by (x) the Engagement Letter dated the date hereof and (y) the engagement letter for financial advisory services dated April 6, 2008 between the Company and JPMorgan are hereinafter collectively referred to as the “Transaction”. The sources and uses of funds for financing the Transaction are as set forth on Schedule 1 hereto.

1. Commitments. In connection with the foregoing, each of Bank of America and JPMCB (each an “Initial Lender” and collectively the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide, upon and subject to the terms set forth in this letter agreement and the Summary of Principal Terms and Conditions attached as Annex I hereto (the “Term

Commitment Letter

Sheet”) and the conditions specified or referred to in (i) numbered Section 2 of this letter agreement and (ii) the Conditions Precedent attached as Annex II hereto (collectively, the “Summary of Terms” and, together with this letter agreement, the “Commitment Letter”), 50.0% of the aggregate principal amount of the Senior Facilities.

Bank of America is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity the “Administrative Agent”) for the Senior Facilities. BAS and JPMorgan are pleased to advise you of their willingness, as joint lead arrangers and joint book running managers (in such capacities, the “Lead Arrangers”) for the Senior Facilities (it being understood that BAS shall appear on the “left” in any Information Memorandum or other offering materials in connection with the Senior Facilities), to form a syndicate of financial institutions and institutional lenders reasonably acceptable to you (collectively, the “Lenders”) for the Senior Facilities, including the Initial Lenders. In addition, JPMCB is pleased to advise you of its willingness to act as the sole and exclusive syndication agent (in such capacity the “Syndication Agent”) for the Senior Facilities, and it will perform the duties and exercise the authority customarily performed by it in such role.

All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms. The date of the initial funding under the Senior Facilities is referred to herein as the “Closing Date”, and the consummation of such initial funding is referred to herein as the “Closing”.

2. Conditions to Financing. The commitments and undertakings of the Commitment Parties herein to fund the initial loans under the Senior Facilities are subject to (i) the satisfaction of the conditions precedent set forth in Annex II hereto and (ii) your acceptance of the separate confidential fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”), and you shall have performed all of your obligations set forth therein which are required to be performed on or prior to the Closing Date and complied with your obligations set forth in paragraphs 3 and 4 and the confidentiality provisions of this Commitment Letter; and (iii) except as otherwise agreed by the Lead Arrangers, after the date hereof and until the date on which we shall have completed a “Successful Syndication” (as defined in the Fee Letter) of the Senior Facilities, there shall be no offering, placement or arrangement of any debt or equity securities or bank financing by or on behalf of any of the Companies that could reasonably be expected to compete with the syndication of, and materially disrupt or materially interfere with, the orderly syndication of the Senior Facilities.

3. Syndication. The Lead Arrangers shall commence syndication, in consultation with you, of each of the Senior Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter and announcement of the Transaction; provided, however, that the respective Commitments of the Commitment Parties are not subject to a “Successful Syndication” (as defined in the Fee Letter) or any other syndication of the Senior Facilities prior to the Closing Date; and provided, further, that notwithstanding the Lead Arrangers’ right to syndicate the Senior Facilities and receive commitments with respect thereto, it is understood that any syndication of, or receipt of commitments in respect of, all or any portion of any Commitment Party’s respective commitment hereunder prior to the initial funding of the Senior Facilities shall not reduce any Commitment Party’s respective commitment hereunder. You agree to assist actively, and to use your commercially reasonable efforts to cause the Target to assist actively, the Lead Arrangers in achieving a syndication of each Senior Facility that is reasonably satisfactory to the Lead Arrangers and you. Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Target and its advisors to provide, the Lead Arrangers and the Initial Lenders upon request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, information, evaluations and projections prepared by you and your advisors on your behalf, or as may be reasonably requested by the Lead Arrangers, relating to the Transaction, (b) your assistance in the preparation of Information Memoranda to be used in connection with the syndication of the Senior Facilities (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships and, to the extent practicable and appropriate, the existing banking relationships of the Target, (d) procuring ratings for the Senior Facilities from each of

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Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), and Moody’s Investors Service Inc. (“Moody’s”) not more than 10 business days after the date on which the first public announcement of the Transaction is made and (e) otherwise assisting the Lead Arrangers in their syndication efforts, including by making your senior officers and advisors, and using your commercially reasonable efforts to make the senior officers and advisors of the Target, available to attend and to assist the Lead Arrangers in making presentations regarding your and the Target’s business and prospects at one or more meetings of prospective Lenders at such times and locations as are reasonably requested by the Lead Arrangers. You hereby agree that the Information Memoranda to be used in connection with the syndication of the Senior Facilities shall be completed not later than 5:00 PM (New York City time) on the date which is three days following the announcement of the Transaction.

It is understood and agreed that the Lead Arrangers, in consultation with you, will manage and control all aspects of the syndication of the Senior Facilities, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted, the final allocations of the commitments among the Lenders, selecting counsel for the Lenders and negotiating the definitive documentation for the Senior Facilities. It is understood that no Lender participating in the Senior Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. You agree that no other agents, co-agents or arrangers will be appointed and no other titles awarded, in each case in connection with the Senior Facilities, unless otherwise agreed by you and the Lead Arrangers. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.

4. Information Requirements. You hereby represent, warrant and covenant that (a) all financial information and projections (including financial estimates, forecasts and other forward looking information (the “Projections”)) concerning the Companies that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time prepared, it being understood and acknowledged that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular projections will be realized, that actual results may differ and such differences may be material and (b) all information, other than Projections and information of a general economic nature (the “Information”), that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by you or any of your representatives or, to the best of your knowledge, by any of the other Companies or any of their representatives in connection with any aspect of the Transaction, as and when furnished (and taken as a whole), is and will be correct in all material respects and does not and will not when furnished (and taken as a whole) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. You agree that if at any time prior to the Closing Date, to your knowledge, the representation, warranty and covenant in the immediately preceding sentence would not be true if the Information were being furnished, and such representation, warranty and covenant were being made at such time, then you will promptly supplement the Information so that such representation, warranty and covenant would be true to your knowledge in all material respects under those circumstances. In issuing their respective commitments and in arranging and syndicating each of the Senior Facilities, you recognize and confirm that each of the Commitment Parties (i) is and will be using and relying on the Information and the Projections without independent verification thereof, (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections and such other information and (iii) will not make an appraisal of any assets or liabilities of any of the Companies. The Information and Projections provided to the Lead Arrangers prior to the date hereof are hereinafter referred to as the "Pre-Commitment Information".

You acknowledge that (a) the Commitment Parties on your behalf will make available Information Materials to the proposed syndicates of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of

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any of the foregoing, and who may be engaged in investment and other market-related activities with respect to the Companies’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders. The term “affiliate” as used herein means, with respect to any party, any entity directly or indirectly controlled, controlling or under common control with such party.

Before distribution of (a) Information Materials to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) the Public Information Materials to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Commitment Parties on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the Senior Facilities’ terms and (c) other materials intended for prospective Public Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Senior Facilities; provided, that you will be given a reasonable amount of time to review the items described in (a), (b) and (c) (to the extent such items contain information relating to any of the Companies but were not prepared by the Company) to determine whether such items contain MNPI. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you.

5. Fees and Indemnities. By executing this Commitment Letter, you agree to reimburse the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable and documented fees, disbursements and other charges of counsel to the Lead Arrangers and the Administrative Agent, and of any reasonably necessary special and local counsel to the Lenders retained by or on behalf of the Lead Arrangers or the Administrative Agent and (b) reasonable due diligence expenses) incurred in connection with the Senior Facilities, the syndication thereof and the preparation of the Commitment Letter and the definitive documentation therefor, and with any other aspect of the Transaction, whether or not definitive documentation is executed or delivered or the Transaction is consummated.

You also agree to indemnify and hold harmless each Commitment Party and each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or (b) the Senior Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof IN ALL CASES WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith, willful misconduct or the material breach of this Commitment Letter by such Indemnified Party; provided that you shall not be required to reimburse the reasonable and documented legal fees and expenses of more than one outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable local jurisdiction) for all Indemnified Parties unless, in the written opinion of outside counsel reasonably satisfactory to you and the Lead Arrangers, representation of all such Indemnified Parties would be inappropriate due to the existence of an actual or potential conflict of interest. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity

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shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith, willful misconduct or material breach of this Commitment Letter by such Indemnified Party. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct or such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis your officers, directors, employees, accountants, attorneys and other professional advisors retained in connection with the Transaction on a need to know basis, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) and, solely in the case of the following clauses (c), (d) and (e), the Fee Letter or the contents thereof (a) on a confidential basis to the Target and its board of directors, officers, employees, attorneys and advisors in connection with their consideration of the Transaction, (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities, stock exchanges and rating agencies and summary descriptions thereof as is reasonably agreed by the Lead Arrangers and you in any offering memorandums related to the Transaction, (c) after using commercially reasonable efforts to provide written notice to the Lead Arrangers of any legally required disclosure (to the extent permitted by law), as otherwise required by law, (d) pursuant to the order of any court or administrative agency or in any legal or administrative proceeding or otherwise as required by applicable law or regulations or by any subpoena or similar legal process (in which case you shall use your commercially reasonable efforts to promptly notify the Lead Arrangers and the Initial Lenders thereof to the extent lawfully permitted to do so), (e) to any regulatory authority (including any self-regulatory organization claiming to have jurisdiction) having jurisdiction over the Companies or their respective affiliates (in which case you shall promptly notify the Lead Arrangers and the Initial Lenders thereof to the extent lawfully permitted to do so prior to such disclosure), (f) to rating agencies, (g) in connection with the exercise of any remedies under this Commitment Letter or any related documents or the enforcement of rights hereunder or thereunder and (h) with our consent; provided that it is understood that you may make a public announcement of the Transaction and disclose the existence of the Commitments and the identity and roles of the Lead Arrangers and the Initial Lenders.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended, each of them may be required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow such Commitment Party as applicable, to identify you in accordance with such Act.

You acknowledge that each of the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each Commitment Party agrees that neither it nor any of its affiliates will furnish confidential information obtained from you to any of such Commitment Party’s or any of such Commitment Party’s affiliates’ other customers, and such Commitment Party and its affiliates will treat confidential information relating to you, the other Companies and your and their respective affiliates with the same degree of care as they treat their own confidential information. Each Commitment Party further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that each Commitment

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Party is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning you, the Companies or any of your or its respective affiliates that is or may come into the possession of such Commitment Party or any of such affiliates, subject in all cases to any applicable confidentiality undertakings between the Company and any of the Commitment Parties.

In connection with all aspects of each transaction contemplated by the Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Senior Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (iii) you are capable of evaluating, and understanding and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your subsidiaries and (ii) none of the Commitment Parties has any obligation to you or your subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein or as otherwise agreed in writing by the relevant parties; and (c) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter (provided, however, the foregoing shall not be deemed to have waived or released any claims that you may have against any Commitment Party in connection with any agency or fiduciary duty arising from any separate advisory agreement between you and any Commitment Party).

7. Survival of Obligations. The provisions of numbered paragraphs 3, 4, 5 and 6 shall remain in full force and effect regardless of whether any definitive documentation for the Senior Facilities shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder; provided, however, that your obligations under the first paragraph of numbered paragraph 4 and paragraphs 5 and 6 of this Commitment Letter shall automatically terminate and be superseded by the provisions of definitive loan documentation for the Senior Facilities upon the initial funding thereunder, and you shall automatically be released from all liability hereunder at such time.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute one original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. Each of you and each of the Commitment Parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of each of the Commitment Parties in the negotiation, performance, administration or enforcement hereof. Each of you and the Commitment Parties hereby irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding, to the fullest extent permitted under applicable law, may be heard and determined in any

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such court. Each of you and the Commitment Parties waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

This Commitment Letter, together with the Summary of Terms and the Fee Letter embody the entire agreement and understanding among each of the Commitment Parties and you with respect to the Senior Facilities and supersedes all prior agreements and understandings relating to the subject matters hereof. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual written agreement of the parties.

Subject to the first sentence of numbered section 3, prior to the Closing Date this Commitment Letter is assignable by us. This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto, their permitted assignees and the Indemnified Parties. Nothing herein, express or implied, is intended to confer, shall be construed to confer, or shall confer, upon the Target, any of its subsidiaries, affiliates, shareholders or creditors or any other person (other than the Indemnified parties) not a named party hereto any legal or equitable right, benefit, standing or remedy of any nature whatsoever under or by reason of this Commitment Letter.

Each of the Commitment Parties reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to it in such manner as it and its affiliates may agree in their sole discretion. You also agree that each Initial Lender may at any time and from time to time assign all or any portion of its commitment hereunder to one or more of its affiliates subject to the limitations set forth in this Commitment Letter (including, without limitation, the Summary of Terms).

All amounts payable under this Commitment Letter will be made in U.S. dollars and, in any case, shall not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter. In addition, all such payments shall be made without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or provincial taxing authority, or will be grossed up by you for such amounts.

All respective commitments and undertakings of the Commitment Parties hereunder with respect to the Senior Facilities will expire at 5:00 p.m. (New York City time) on April 7, 2008, unless you execute this Commitment Letter as provided below and the Fee Letter as provided therein to accept such commitments and return both of them to us prior to that time, whereupon this Commitment Letter and the Fee Letter shall become binding agreements. Thereafter, all accepted commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) August 1, 2008 unless the Closing Date occurs on or prior thereto, (b) the closing of the Tender Offer or the Merger without the use of the Senior Facilities and (c) the acceptance by the Target of a Superior Proposal (as defined in the Merger Agreement) resulting in a termination of the Merger Agreement (any such date being herein referred to as the “Termination Date”). You agree that, in consideration of the time and resources that the Commitment Parties will devote to the Senior Facilities, until such expiration, you will not, you will cause your subsidiaries not to, and you will use commercially reasonable efforts to cause the other Companies and their subsidiaries not to, solicit or initiate any discussions in respect of, any offering, placement or arrangement of any competing senior credit facilities for the Company and its subsidiaries with respect to the matters addressed in this letter. “Merger Agreement” has the meaning set forth in Annex II hereto.

THIS WRITTEN AGREEMENT (WHICH INCLUDES THE SUMMARY OF TERMS) AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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We are pleased to have the opportunity to work with you in connection with this important financing.

[The remainder of this page intentionally left blank.]

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Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Daniel M. Penkar
Name:	Daniel M. Penkar
Title:	Senior Vice President

BANC OF AMERICA SECURITIES LLC

By:	/s/ Ronald B. Caldwell
Name:	Ronald B. Caldwell
Title:	Principal

JPMORGAN CHASE BANK, N.A.

By:	/s/ Gary Spevack
Name:	Gary Spevack
Title:	Executive Director

J.P. MORGAN SECURITIES INC.

By:	/s/ Keith Winzenried
Name:	Keith Winzenried
Title:	Executive Director

The provisions of this Commitment Letter are Accepted and Agreed to as of April 7, 2008:

KINETIC CONCEPTS, INC.

By:	/s/ Martin J. Landon
Name:	Martin J. Landon
Title:	Sr. Vice President and Chief Financial Officer

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Confidential	Schedule I	Project Safari

SOURCES AND USES OF FUNDS

(all amounts $ millions)

Sources		Uses
Revolving Credit Facility ($300.0)	$44.0	Tender Offer and Merger Consideration	$1,820.0
Term A Facility	1,000.0	Refinancing Company Debt	68.0
Term B Facility	600.0	OID (or like upfront fees to market)	43.0
Cash on Hand	325.0	Estimated Transaction Fees	38.0

Total Sources	$1,969.0	Total Uses	$1,969.0

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Confidential	Annex I	Project Safari

ANNEX I

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

$1,900,000,000 SENIOR FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified in the commitment letter (the “Commitment Letter”) to which this Annex I is attached.

Borrower:	Kinetic Concepts, Inc., a Texas corporation (the “Company” or the “Borrower”).

Guarantors:	The obligations of the Borrower under the Senior Facilities and under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be guaranteed by each of the existing and future direct and indirect domestic subsidiaries of the Borrower (the “Guarantors”) except for the Target and its subsidiaries prior to the consummation of the Merger. If certain subsidiaries can guaranty a portion (but not all) of the obligations of the Borrower under the Senior Facilities and under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof), then guarantees will be delivered for such portion. All guarantees will be guarantees of payment and not of collection.

Administrative and Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as the collateral agent for the Lenders (in such capacity, the “Collateral Agent”).

Joint Lead Arrangers and Book Managers:	Banc of America Securities LLC (“BAS”) and JP Morgan Securities Inc. will act as joint lead arrangers and joint book running managers for the Senior Facilities (in such capacity, the “Lead Arrangers”).

Syndication Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”) will act as syndication agent for the Senior Facilities.

Documentation Agents:	Up to three documentation agents may be appointed by the Lead Arrangers for the Senior Facilities, unless otherwise agreed by the Lead Arrangers and the Borrower.

Initial Lenders:	Bank of America, JPMCB and other banks, financial institutions and institutional lenders acceptable to the Lead Arrangers in consultation with the Borrower.

Senior Facilities:

An aggregate principal amount of up to $1,900.0 million will be available through the following facilities:

Term A Facility: a $1,000.0 million (stated amount) term credit facility (the “Term A Facility”), all of which will be available in one or more draws to finance (x) the Tender Offer in accordance with applicable law and the Schedule TO filed in connection therewith and (y) the Merger on the closing date of the Merger. The loans under the Term

Commitment Letter - Annex I

Confidential	Annex I	Project Safari

A Facility (the “Term A Loans”) shall be issued with original issue discount (“OID”) in an amount equal to 1% of the stated amount thereof. At the option of the Lead Arrangers, this OID may instead be effected in the form of an additional upfront fee to the Lenders under the Term A Facility, and the Term A Loans issued without OID.

Term B Facility: a $600.0 million (stated amount) term credit facility (the “Term B Facility” and, together with the Term A Facility, the “Term Facilities”), all of which will be available in one or more draws to finance (x) the Tender Offer in accordance with applicable law and the Schedule TO filed in connection therewith and (y) the Merger on the closing date of the Merger. The Term B Facility shall be drawn only after Term A Facility has been drawn in full. The loans under the Term B Facility (the “Term B Loans” and, together with the Term A Loans, the “Term Loans”) shall be issued with OID in an amount equal to 5% of the stated amount thereof. At the option of the Lead Arrangers, this OID may instead be effected in the form of an additional upfront fee to the Lenders under the Term B Facility, and the Term B Loans issued without OID.

Revolving Credit Facility: a $300.0 million revolving credit facility (the “Revolving Credit Facility”), available from time to time until the fifth anniversary of the Closing Date, to include (i) a $75,000,000 sublimit for the issuance of standby letters of credit (each a “Letter of Credit”) and (ii) a sublimit to be determined for swingline loans (each a “Swingline Loan”). Letters of Credit will be issued initially by Bank of America (in such capacity, the “Issuing Bank”), and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit. Swingline Loans will be made by Bank of America (in such capacity, the “Swingline Lender”). The Swingline Lender may, in its sole discretion, cause Revolving Loans to be made to repay Swingline Loans, and the Borrower must repay each Swingline Loan in full no later than ten business days after such loan is made. Each Lender having a Revolving Commitment will agree to provide its pro rata portion of Revolving Loans if so requested by the Swingline Lender, regardless of any default or event of default. Advances under the Revolving Credit Facility (“Revolving Loans”) may be made, and Letters of Credit may be issued, on a revolving basis (together with Swingline Loans) up to the full amount of the Revolving Credit Facility.

OID in an amount equal to 1% of the amount of the commitments under the Revolving Credit Facility shall be effected in the form of an additional upfront fee equal to such amount, payable to the Lenders under the Revolving Credit Facility on the Closing Date.

Multicurrency Option:	Revolving Loans and Letters of Credit will be available in alternative currencies under a $100,000,000 sublimit of the Revolving Credit Facility. Eligible alternative currencies will include Pounds Sterling, Euros, Canadian Dollars, Japanese Yen and other currencies as may be agreed. Interest rates on non-Dollar extensions of credit will be based on an adjusted LIBOR or EURIBOR rate in a manner as specified in the definitive documentation. Extensions of credit not denominated in Dollars will be converted into their Dollar equivalents

Commitment Letter - Annex I

Confidential	Annex I	Project Safari

from time to time, including for purposes of determining compliance with financial covenants referred to below. Each extension of credit must be repaid in the currency in which it was borrowed or otherwise obtained.

Purpose:

The proceeds of the Term Facilities shall be used (i) to pay the share consideration payable in the Tender Offer and the merger consideration payable in the Merger, together with any payments in connection with dissenters’ rights, (ii) to accomplish the Refinancing and (iii) to pay fees and expenses incurred in connection with the Transaction.

The proceeds of the Revolving Credit Facility shall be used (i) to pay the share consideration payable in the Tender Offer and the merger consideration payable in the Merger, together with any payments in connection with dissenters’ rights, (ii) to fund up to an agreed amount of original issue discount on the Term Facilities and transaction costs on the Closing Date and (iii) after the Closing Date, to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Closing Date:	On or before the Termination Date, as defined in the Commitment Letter.

Interest Rates:	As set forth in Addendum I to this Annex I.

Scheduled Amortization:

Term A Facility. The Term A Facility will be subject to quarterly amortization of principal, based upon the annual percentages of the original stated principal amount of the Term A Loans set forth below, with the final payment of all amounts outstanding, plus accrued interest, being due five years after the Closing Date:

% of Stated Principal Amount
Loan year 1	10.0%
Loan year 2	10.0%
Loan year 3	20.0%
Loan year 4	25.0%
Loan year 5	35.0%

Term B Facility. The Term B Facility will be subject to quarterly amortization of principal, in equal quarterly installments in aggregate annual amount equal to 1% of the original stated principal amount of the Term B Loans, with the final payment of all amounts outstanding, plus accrued interest, being due six years after the Closing Date.

Revolving Credit Facility: The Revolving Credit Facility will mature and shall be due and payable on the fifth anniversary of the Closing Date.

Commitment Letter - Annex I

Confidential	Annex I	Project Safari

Mandatory Prepayments and Commitment Reductions:

Subject to the application of payments set forth below, loans under the Senior Facilities shall be prepaid in amounts equal to:

(a)    within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2008 and for such year adjusted to exclude periods prior to the Closing Date), 50% of Excess Cash Flow (to be defined in the loan documentation in a mutually satisfactory manner) of the Company and its domestic subsidiaries, with step downs to (i) 25% based upon achievement of a Leverage Ratio that is less than 1.50x and (ii) 0% based upon achievement of a Leverage Ratio that is less than 1.25x.

(b)    100% of all net cash proceeds (i) from sales or other dispositions of property and assets of the Company and its domestic subsidiaries (excluding (x) sales of inventory in the ordinary course of business, (y) sales of margin stock (other than Stock Sale Proceeds as defined below) owned by the Company or any of its subsidiaries to the extent that the value of margin stock owned by the Company and its Subsidiaries exceeds 33-1/3% of the value of all other assets of the Company and its Subsidiaries that are not deemed excluded assets for the purposes of calculating net cash proceeds of sales or dispositions of property or assets) and (z) other exceptions to be agreed in the loan documentation) and (ii) of casualty proceeds and condemnation awards, subject, in all cases, to 100% reinvestment provisions for 180 days thereafter and thresholds and other exceptions to be agreed.

(c)    50% of the net cash proceeds from the issuance after the Closing Date of additional equity interests in or other capital contributions to the Company, with exclusions for equity interests issued in connection with equity compensation plans and with other exceptions to be agreed.

(d)    100% of all net cash proceeds from the issuance or incurrence after the Closing Date of debt of the Company or any of its domestic subsidiaries, with exceptions to be agreed.

Mandatory prepayments resulting from a Permanent Financing (as defined below) shall be applied first to reduce any unfunded commitments under the Term B Facility and then to the ratable repayment of the Term B Loans, and, once the Term B Facility has been repaid in full, to the ratable repayment of the Term A Loans.

All other mandatory prepayments shall be applied to the ratable repayment of the Term Loans; provided that any Lender under the Term B Facility may decline to accept any such prepayment, in which case any declined amounts shall be applied ratably to prepay the Term Loans of the non-declining Lenders under the Term Facilities.

Mandatory prepayments shall ratably reduce the subsequent scheduled amortization payments on the applicable Term Facility; provided that, at the Borrower's election, mandatory prepayments may first be applied to the next four quarterly scheduled amortization payments of the applicable Term Facility following the date of such prepayment, in forward order of maturity.

Commitment Letter - Annex I

Confidential	Annex I	Project Safari

Mandatory prepayments shall be made together with reimbursement for any funding losses and redeployment costs of the Lenders resulting from repayment of LIBOR advances other than at the end of the applicable interest periods, but otherwise without premium or penalty.

“Permanent Financing” means any sale for cash to a person other than the Company or any of its subsidiaries (whether pursuant to a registered public offering or in a private placement pursuant to Section 4(2) or Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), for resale pursuant to Rule 144A or Regulation S under the Securities Act, or otherwise) of convertible or nonconvertible debt securities, equity securities or equity-linked securities (including securities convertible or exchangeable into or exercisable for equity securities, equity-linked securities or hybrid debt-equity securities and any concurrent or related note hedge (including any concurrent warrant transaction), option, derivative or similar transaction and any related share borrow facility of the Borrower or any of its subsidiaries.

Optional Prepayments and Commitment Reductions:	The Senior Facilities may be prepaid at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom. Each such prepayment of the Term Facilities shall be applied first to prepay the Term A Facility and, once the Term A Facility has been repaid in full, to prepay the Term B Facility, in each case ratably, and to reduce, in forward order or in inverse order of maturity, as directed by the Borrower or, failing such direction, ratably, the scheduled amortization of the applicable Term Facility. The unutilized portion of any commitment under the Senior Facilities may be reduced or terminated by the Borrower at any time without premium or penalty.

Security:

The Borrower and each of the Guarantors shall grant the Collateral Agent, for the benefit of the Lenders, valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following (collectively, the “Collateral”):

(a)    all present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries ((x) excluding all shares of capital stock and other securities constituting “margin stock” under Regulation U of the Board of Governors of the Federal Reserve System (“margin stock”) and (y) limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 100% of the non-voting stock and other non-voting equity interests (if any) and 65% of the voting stock and other voting equity interests of each such first-tier foreign subsidiary;

(b)    all present and future intercompany debt owing to the Borrower and each Guarantor;

Commitment Letter - Annex I

Confidential	Annex I	Project Safari

(c)    all of the present and future property and assets, real and personal, of the Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, bank accounts (subject to exceptions for accounts the balance of which consists exclusively of certain withheld income taxes, federal, state or local employment taxes, funds for payroll and amounts required to be paid over to one or more employee benefit plans), general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash (in each case subject to certain exceptions to be set forth in the loan documentation for the Senior Facilities); and

(d)    all proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The Collateral shall ratably secure the relevant party’s obligations in respect of the Senior Facilities and any treasury management, interest rate protecting or other hedging arrangements entered into with a Lender (or an affiliate thereof).

Notwithstanding the foregoing, the Collateral will exclude (A) those assets as to which (i) prior to and on the Closing Date, the Lead Arrangers and (ii) following the Closing Date, the Collateral Agent, shall reasonably determine in consultation with the Borrower that the costs of obtaining a security interest are unreasonably excessive in relation to the benefits to the Lenders of the security afforded thereby, (B) assets as to which effective restrictions on assignment (after giving effect to applicable law) do not permit a security interest and (C) other exceptions to be agreed. The Collateral shall also exclude (i) leasehold interests which are either below certain thresholds to be agreed or with respect to which landlord consent is required for a collateral assignment and not obtained following the Borrower’s commercially reasonable and good faith efforts and (ii) intellectual property owned or registered in the name of a grantor for which any or all of the associated research and development has been funded in whole or in part by a foreign subsidiary since November 1, 2007 (it being understood that, as of the Closing Date, the foregoing exclusion would only exclude from the Collateral intellectual property that, as of the Closing Date and taken collectively, is immaterial as of the Closing Date to the business, operations or financial condition of the grantors, taken as a whole).

Conditions Precedent to Closing:	Only those specified or referred to in Section 2 of the Commitment Letter and in Annex II to the Commitment Letter.

Commitment Letter - Annex I

Confidential	Annex I	Project Safari

Conditions Precedent to All Credit Extensions:	Each borrowing or issuance or renewal of a Letter of Credit under the Senior Facilities will be subject to the satisfaction of the following conditions precedent: (i) all of the representations and warranties in the loan documentation shall be correct on the date of such borrowing, issuance or renewal (except that (A) the material adverse change representation on the Closing Date shall be limited to a representation that no Company Material Adverse Change (as defined in the Merger Agreement) has occurred and (B) any representation and warranty (other than those related to the Borrower's existence and good standing, noncontravention, enforceability, compliance with margin stock rules and the Investment Company Act of 1940) that is not qualified as to “materiality,” “Material Adverse Effect” or similar language shall only be required to be true and correct in all material respects) and (ii) no defaults or Events of Default shall have occurred and be continuing or would result from such borrowing, issuance or renewal.

Representations and Warranties:	Usual and customary for facilities and transactions of this type, including, without limitation, the following (subject to materiality and other qualifications): (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) financial statements; (vi) no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (as defined in Annex II) after the Closing Date; (vii) no material litigation; (viii) no default; (ix) ownership of property; (x) insurance matters; (xi) environmental matters; (xii) tax matters; (xiii); ERISA compliance; (xiv) identification of subsidiaries, equity interests and loan parties; (xv) use of proceeds and not engaging in business of purchasing/carrying margin stock in violation of applicable law; (xvi) status under Investment Company Act; (xvii) accuracy of disclosure; (xviii) compliance with laws; (xix) intellectual property; (xx) Closing Date consolidated solvency; (xxi) labor matters; and (xxii) collateral documents.

Covenants:

Usual and customary affirmative, negative and financial covenants (applicable to the Borrower and its subsidiaries) for facilities and transactions of this type, including, without limitation, the following (subject to materiality and other qualifications):

(e)      Affirmative Covenants – (i) delivery of financial statements and projections; (ii) delivery of certificates and other information; (iii) delivery of notices (including in respect of any Event of Default, material adverse condition, ERISA event, material change in accounting or financial reporting practices, and change of debt rating); (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws (including applicable healthcare laws and regulations), other regulatory matters; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) compliance with environmental laws; (xiii) further assurances; (xiv) interest rate hedging (as more fully described in the section entitled “Interest Rate Protection” below); (xv) designation as senior debt and (xvi) consummation of the Merger.

Commitment Letter - Annex I

Confidential	Annex I	Project Safari

(f)      Negative Covenants – Restrictions on: (i) liens (provided that the restriction on liens shall not apply to margin stock to the extent having a value of more than 33-1/3% of the value of all other assets subject to the lien restriction), (ii) indebtedness (including guarantees of indebtedness); (iii) investments (including loans and advances); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets (including conveyances, transfers, leases or other dispositions of margin stock unless (x) the net proceeds of such disposition are applied to the repayment of the loans under the Senior Facilities to the extent that such repayment is required as set forth opposite “Mandatory Prepayments and Commitment Reductions” above, or (y) the net proceeds of such transaction are at least equal to the fair value (as determined by the Board of Directors of the Borrower) of such margin stock and such net proceeds are reinvested by the Borrower in cash and cash equivalents (such cash and cash equivalents, the "Stock Sale Proceeds")); (vi) payments of dividends and other distributions; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) capital expenditures; (xi) amendments of organizational documents; (xii) prepayments of subordinated indebtedness; (xiii) modification or termination of documents related to the Transaction; (xiv) sale/leaseback transactions; and (xv) granting negative pledges; in each of the foregoing cases, with such exceptions as may be agreed upon in the loan documentation.

(g)     Financial Covenants – As follows, in each case with financial definitions and levels (which shall be subject to step-downs and step-ups, as applicable) to be agreed:

(i)     Maintenance of a maximum Leverage Ratio; and

(ii)    Maintenance of a minimum Fixed Charge Coverage Ratio.

These financial covenants will use ratios to be determined using an approximately 20% cushion from the base case provided to the Lead Arrangers by the Borrower and will be calculated on a consolidated basis for the Borrower and its Subsidiaries and for each consecutive four fiscal quarter period, except that for fiscal quarters ending prior to the Closing Date, the Lead Arrangers and the Borrower shall agree to the adjusted EBITDA of the Borrower on a pro forma basis.

Interest Rate Protection:	The Borrower shall obtain within 90 days after the Closing Date interest rate swaps, rate caps or other similar agreements designed to hedge the position of the Borrower with respect to interest rates at rates and on terms reasonably satisfactory to the Administrative Agent, taking into account market conditions, to provide protection

Commitment Letter - Annex I

Confidential	Annex I	Project Safari

against interest rates on indebtedness bearing floating interest rates for a period expiring no earlier than 30 months after the date of such agreements with respect to a notional amount of indebtedness of the Borrower and its subsidiaries such that, after giving effect thereto, at least 50% of the indebtedness of the Borrower and its Subsidiaries bears fixed interest rates.

Events of Default:	Usual and customary in transactions of this type, in each case with customary and other exceptions and qualifications to be agreed, including, without limitation: (i) nonpayment of principal, interest, fees or other amounts due under the Senior Facilities, (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure; (iii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iv) cross-defaults to other material indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted (by any loan party) invalidity or impairment of any loan documentation; (x) Change of Control (to be defined); (xi) actual or asserted (by any loan party) invalidity or impairment of any subordination provisions; and (xii) termination of the Borrower’s license agreement with Wake Forest University.

Assignments and Participations:	Revolving Credit Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Revolving Credit Facility in a minimum amount equal to $5.0 million.

Term Credit Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of either Term Loan Facility in a minimum amount equal to $1.0 million.

Consents: The consent of the Borrower will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation). The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility or an unfunded commitment under either Term Loan Facility to an entity that is not a Lender with a commitment in respect of the applicable Facility, an affiliate of such Lender or an Approved Fund in respect of such Lender or (ii) of any outstanding term loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Issuing Bank and the Swingline Lender will be required for any assignment under the Revolving Credit Facility.

Commitment Letter - Annex I

Confidential	Annex I	Project Safari

Assignments Generally. An assignment fee in the amount of $3,500 will be charged to the assigning Lender with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations. Lenders will be permitted to sell participations with voting rights limited to changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Facilities or all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantors.

Waivers and Amendments:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50.0% of the aggregate amount of the loans and commitments under the Senior Facilities (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Senior Facilities, (ii) the amendment of certain of the pro-rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders, (iv) the release of all or substantially all of the collateral securing the Senior Facilities, and (v) the release of all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantors; (b) the consent of each Lender directly affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees owing to such Lender other than default interest and (iii) extensions of scheduled maturities or scheduled times for payment of principal or interest (other than mandatory prepayment provisions) or for reimbursement of letter of credit drawings; (c) the consent of the Lenders holding more than 50.0% of the loans and commitments under the applicable Senior Facility shall be required with respect to certain other matters related to such Senior Facility; and (d) the consent of Lenders holding more than 50% of the advances and commitments under the Revolving Credit Facility shall be required with respect to any waiver to the conditions to borrowing applicable to advances under the Revolving Credit Facility. The loan documentation will contain provisions for the replacement of non-consenting Lenders on terms to be agreed.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arrangers, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and reasonable expenses arising out of or relating to any claim or litigation or other proceeding relating to the Senior Facilities, any other aspect of the Transaction or the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses are found by final non-appealable

Commitment Letter - Annex I

Confidential	Annex I	Project Safari

judgment by a court of competent jurisdiction to have resulted from its gross negligence, bad faith or willful misconduct. This indemnification shall survive and continue for the benefit of all such persons or entities.

Governing Law:	New York.

Pricing, Fees and Expenses	As set forth on Addendum I to this Annex I.

Counsel to the Administrative Agent and the Lead Arrangers:	Davis Polk & Wardwell.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

Commitment Letter - Annex I

Confidential	Addendum I to Annex I	Project Safari

ADDENDUM I TO ANNEX I

PRICING, FEES AND EXPENSES

$1,900,000,000 SENIOR FACILITIES

Interest Rates:

The interest rates per annum applicable to the Senior Facilities (other than in respect of Swingline Loans) will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrower, the Base Rate (to be defined as the higher of (y) the Bank of America prime rate and (z) the Federal Funds rate plus 0.50%) plus the Applicable Margin. The Applicable Margin means (a) with respect to the Term A Facility and the Revolving Credit Facility (i) until the delivery of the Companies’ financial statements for the first full fiscal quarter ending after the Closing Date, 3.25% per annum, in the case of LIBOR advances, and 2.25% per annum, in the case of Base Rate advances, and (ii) thereafter, a percentage per annum to be determined in accordance with a pricing grid to be agreed based on the Leverage Ratio (as defined and computed as set forth below under "Financial Covenants", the "Leverage Ratio"), and (b) with respect to the Term B Facility, 3.50% per annum, in the case of LIBOR advances, and 2.50% per annum, in the case of Base Rate advances . Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans under the Revolving Credit Facility.

With respect to the interest rate per annum applicable to advances under the Term Facilities, LIBOR shall be subject to a floor of 3.25%.

The Borrower may select interest periods of one, two, three or six months for LIBOR advances or, upon consent of all of the Lenders under the applicable Facility, such other period that is twelve months or less, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any Event of Default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2.00% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).

Commitment Fee:	Commencing on the Closing Date, a commitment fee for Revolving Loans shall be payable on the unused portion of the Revolving Credit Facility at a rate equal to (i) until the delivery of the Companies’ financial statements for the first full fiscal quarter ending after the Closing Date, 0.50% per annum, and (ii) thereafter, a percentage per annum to be determined in accordance with pricing grid to be agreed based on the Leverage Ratio, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments. Swingline Loans will not be considered utilization of the Revolving Credit Facility for purposes of this calculation.

Delayed Draw Term Commitment Fee:	Commencing on the Closing Date, a delayed draw term commitment fee shall be payable on the unfunded commitments under each Term Facility, at a per annum rate equal to 50% of the Applicable Margin as in effect from time to time for the related Term Facility.

Commitment Letter - Addendum I to Annex I

Confidential	Addendum I to Annex I	Project Safari

Letter of Credit Fees:	Letter of Credit fees on a per annum basis equal to the Applicable Margin from time to time on LIBOR advances under the Revolving Credit Facility will be payable quarterly in arrears and shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee will be payable to the Issuing Bank for its own account in an amount equal to 0.125% per annum of the maximum amount available to be drawn under such Letter of Credit, payable quarterly in arrears. Both the Letter of Credit fees and the fronting fees will be calculated on the amount available to be drawn under each outstanding Letter of Credit. In addition, customary administrative, issuance, processing, amendment, payment, negotiation and other similar charges of each Issuing Bank will be payable to such Issuing Bank for its own account.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Base Rate (which shall, to the extent based upon the Bank of America prime rate, be made on the basis of actual number of days elapsed in a 365/366-day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with failures to borrow after the giving of a borrowing notice and prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Expenses:	The Borrower will pay all reasonable and documented out of pocket costs and expenses of the Administrative Agent, Collateral Agent and Lead Arrangers associated with the preparation, due diligence, syndication, closing and, with respect to the Administrative Agent and the Collateral Agent, administration of the loan documentation, including, in each case without limitation, the reasonable and documented legal fees of counsel to the Administrative Agent and the Lead Arrangers, regardless of whether or not the Closing Date occurs. The Borrower will also pay the reasonable and documented expenses of each Lender, the Administrative Agent, Collateral Agent and Lead Arrangers in connection with the enforcement of any of the loan documentation related to the Senior Facilities.

Commitment Letter - Addendum I to Annex I

ANNEX II

CONDITIONS PRECEDENT

$1,900,000,000 SENIOR FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified in the Commitment Letter to which this Annex II is attached.

1.	Conditions to First Borrowing: The closing and the initial extension of credit under the Senior Facilities (the “First Borrowing”) will be subject to the satisfaction of the following conditions precedent:

(a)	The Lead Arrangers not becoming aware after the date hereof of any material information or other material matter, in each case with respect to the business (including assets and liabilities), results of operations or financial condition of the Companies as they existed on the date hereof, that in their reasonable determination (x) is materially inconsistent with the information (including financial information and projections) previously provided or disclosed to the Arrangers by the Company, including through public filings and other public disclosure by the Companies, (y) is materially adverse to the interests of the Lenders and (z) materially and adversely affects the ability of the Lead Arrangers to syndicate the Senior Facilities.

(b)	The execution and delivery of definitive documentation with respect to each Facility consistent with the terms set forth in the Summary of Terms.

(c)	The Offer Documents (as defined in the Merger Agreement) shall have been provided to the Lead Arrangers prior to the commencement of the Tender Offer (or, in the case of any amendments, supplements or other modifications that are to be filed after the commencement of the Tender Offer, prior to the filing thereof), and the terms and conditions thereof shall be in form and substance as is usual and customary for transactions of this type. All material aspects of the Tender Offer shall have been consummated in accordance with the description thereof in the Offer Documents. The Offer Documents shall not have been altered, amended or otherwise changed or supplemented, in each case in any respect that could reasonably be expected to have a material adverse effect on the interests of the Lenders or on the ability of the Lead Arrangers to syndicate the Senior Facilities, without the prior written consent of the Lead Arrangers. Without limitation of the foregoing, the Offer Price (as defined in the Merger Agreement) shall not exceed an amount to be mutually agreed upon by the Company and the Lead Arrangers.

(d)	AcquisitionCo shall have accepted for payment, pursuant to the Tender Offer, Shares (as defined in the Merger Agreement (as defined below)) representing at least the Minimum Condition (as defined in the Merger Agreement (as defined below)). "Merger Agreement" means the Merger Agreement dated as of the date of the Commitment Letter, including the schedules and exhibits thereto, as amended, restated, waived, supplemented or otherwise modified from time to time, provided that any such amendments, restatements, waivers, supplements and other modifications that the Lead Arrangers reasonably determine would likely have a material adverse effect on the interests of the Lenders or on the ability of the Lead Arrangers to syndicate the Senior Facilities shall be with the prior written consent of the Lead Arrangers.

(e)	The representations and warranties of the Target in Section 3.6 and 3.27 of the Merger Agreement (in the form delivered to the Lead Arrangers without amendment or other modification) shall be true and correct on and as of the date of the Commitment Letter and the Closing Date.

(f)	(i) All filings, recordations and searches necessary or desirable in connection with the liens and security interests in the Collateral as required pursuant to the Summary of Terms shall have been

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duly made (or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent), all filing and recording fees and taxes with respect thereto shall have been duly paid (or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent) and any surveys, title insurance, landlord waivers and access letters reasonably requested by the Collateral Agent with respect to real property interests of the Borrower and the Guarantors shall have been obtained (subject to the last paragraph of the “Security” section of the Term Sheet and it being understood that if any landlord shall refuse to provide any such waiver or access letter, the obtaining thereof shall not constitute a condition precedent to the initial funding under the Senior Facilities but the terms of the definitive credit documentation for the Senior Facilities may provide that the Borrower shall use commercially reasonable efforts to obtain such waiver or access letter after the Closing Date), (ii) the Collateral Agent shall have received reasonably satisfactory evidence that it (on behalf of the Lenders) has (or, upon the completion of any filings or recordings of any documents, financing statements or instruments delivered to the Collateral Agent will have) a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in the Collateral as required pursuant to the Term Sheet and (iii) the Administrative Agent shall have received evidence of the insurance under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries under the Senior Facilities forming part of the Collateral, including (other than with respect to the Target and its subsidiaries) endorsements naming the Collateral Agent on behalf of the Lenders, as an additional insured or loss payee, as the case may be.

(g)	The Lenders under each Facility shall have received customary opinions, reasonably satisfactory to the Lead Arrangers, of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the loan documents for each such Facility and the creation and perfection of the liens granted thereunder in the Collateral) and of appropriate customary local and special counsel and such corporate resolutions, certificates and other documents as the Lead Arrangers shall reasonably require.

(h)	Receipt of all governmental, shareholder and material third party consents (including, without limitation, a consent to the pledge and assignment by the Borrower in favor of the Administrative Agent of the Borrower’s rights under its license agreement with Wake Forest University, in form and substance substantially similar to that which was executed in connection with the Borrower’s existing revolving credit facility), and approvals necessary in connection with the Transaction and expiration of all applicable waiting periods (including, without limitation, the expiration or termination of the requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1975) without any action being taken by any governmental authority that would reasonably be expected to restrain or prevent the Transaction or that would reasonably be expected to impose any material limitations on the Companies’ ownership or operation of all or a material portion of their businesses or assets, and no law or regulation shall be applicable which would reasonably be expected to have any such effect on the Companies or the Transaction. All loans made by the Lenders to the Borrower or any of its affiliates shall be in full compliance with the Federal Reserve’s Margin Regulations.

(i)	The Lead Arrangers and the Lenders shall have received: (i) unaudited financial statements of the Target, prepared in accordance with GAAP, for each three-month period ending on the last day of any interim quarterly periods which have ended since the most recent such audited financial statements and at least 45 days prior to the Closing Date, and pro forma consolidated financial statements as to the Companies giving effect to all elements of the Transaction to be effected on or before the Closing Date and the Merger for the most recently completed fiscal year and the period commencing with the end of the most recently completed fiscal year and ending with the most recently completed quarter (at least 45 days prior to the Closing Date), which in each case, (x) shall not be materially inconsistent with the Pre-Commitment Information and (y) shall meet the requirements in all material respects of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated

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thereunder; (ii) forecasts prepared by management of the Companies in good faith on the basis of the assumptions stated therein, each in form consistent with the forecasts previously provided to the Lead Arrangers, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Senior Facilities; and (iii) a certificate of the chief financial officer of the Company to the effect (A) the pro-forma ratio of total debt of the Company, the Target and their respective Subsidiaries as of the Closing Date to the consolidated adjusted EBITDA of the Company, the Target and their consolidated subsidiaries for the twelve-month period ending on the last day of the most recent fiscal quarter ended at least 45 days prior to the Closing Date (which pro-forma ratio shall be calculated reflecting the Transaction on a pro-forma basis) was not greater than 3.25 to 1.0, (B) that the pro-forma financial statements delivered pursuant to clause (i) above and the forecasts delivered pursuant to clause (ii) above were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by management of the Companies to be reasonable at the time prepared and (C) there shall be no less than $150.0 million of unfunded availability under the Revolving Credit Facility on the Closing Date after giving effect to the Transactions occurring on the Closing Date.

(j)	The Lenders under each Facility shall have received customary certification as to the solvency of the Companies on a consolidated basis (after giving effect to the Transaction and the incurrence of indebtedness related thereto) from the chief financial officer of the Company.

(k)	The final terms and conditions of each aspect of the Transaction, including, without limitation, all tax aspects thereof, shall be substantially as described in the Commitment Letter and the Merger Agreement and otherwise consistent with the description thereof received in writing as part of the Pre-Commitment Information or, to the extent not otherwise described in the Commitment Letter or in such Pre-Commitment Information, otherwise reasonably satisfactory to the Lead Arrangers. The Merger Agreement dated as of the date of the Commitment Letter (as delivered to the Lead Arranger and including the schedules and exhibits thereto) shall not have been altered, amended or otherwise changed or supplemented, except in each case to the extent that any such alteration, amendment, change or supplement could not reasonably be expected to have a material adverse effect on the interests of the Lenders or on the ability of the Lead Arrangers to syndicate the Senior Facilities, without the prior written consent of the Lead Arrangers. No Company Material Adverse Effect (as defined in the Merger Agreement as in effect on the date of the Commitment Letter and in the form delivered to the Lead Arrangers without amendment or other modification) shall have occurred.

(l)	Each of the Senior Facilities will be rated by each of Moody’s and S&P not more than 10 business days after the date on which the first public announcement of the Transaction is made. The Lead Arrangers shall not be required to execute and deliver the definitive documentation for the Senior Facilities prior to the date which is 30 business days after the date on which the first public announcement of the Transaction is made.

(m)	All accrued fees of the Lead Arrangers, the Administrative Agent, the Collateral Agent and the Lenders, and all expenses set forth in the “Expenses” section of the Term Sheet for which invoices have been provided to the Company on or prior to the Closing Date, shall have been paid.

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(n)	The conditions specified or referred to Section 2 of the Commitment Letter and in the “Conditions Precedent to all Credit Extensions” section of the Term Sheet shall have been satisfied. In addition, each Initial Lender shall have provided its commitment percentage of the Senior Facilities as provided in paragraph one of the Commitment Letter; provided, that the failure of any Initial Lender (a “Defaulting Lender”) to provide any portion of its commitment percentage of the Senior Facilities shall not (x) relieve any Commitment Party (including, without limitation, a Defaulting Lender) of any of its obligations under the Commitment Letter or (y) result in a termination of the Commitment Letter.

2.	Conditions to Merger Borrowing: The extension of credit under the Senior Facilities in connection with the closing of the Merger will be subject to the satisfaction of the following conditions precedent:

(a)	The Target and its subsidiaries that are required to become Guarantors shall have executed and delivered customary joinder documentation with respect to the definitive documentation of the Senior Facilities, including the collateral documents to the extent set forth in clause (h) above with respect to the first borrowing under the Senior Facilities. The Lenders shall have received additional legal opinions, in form and substance substantially similar to those delivered with respect to the First Borrowing, with respect to such additional Guarantors.

(b)	The Merger shall be consummated simultaneously with the Second Term Borrowing pursuant to and in accordance with the Merger Agreement and the laws of the State of Delaware.

(c)	All accrued fees of the Lead Arrangers, the Administrative Agent, the Collateral Agent and the Lenders shall have been paid.

(d)	No uncured payment default or bankruptcy default under any of the definitive documentation for the Senior Facilities shall exist, and the representations and warranties related to the Borrower's existence and good standing, noncontravention, enforceability, compliance with margin stock rules and the Investment Company Act of 1940 shall be correct.

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